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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  2

Name of Issuer:  Uranium Resources, Inc.

Title of Class of Securities: Common Stock, $.001 par value

CUSIP Number: 916 901 309


     (Date of Event Which Requires Filing of this Statement)

                        February 28, 2000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP Number: 916 901 309

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Barry R. Feirstein


2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         U.S.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

         0

6.  Shared Voting Power:

         0

7.  Sole Dispositive Power:

         0

8.  Shared Dispositive Power:

         0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         0

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares








                                2





11. Percent of Class Represented by Amount in Row (9)

          0%

12. Type of Reporting Person

          IN














































                                3





CUSIP Number: 916 901 309

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Feirstein Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          0

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          0

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares








                                4





11. Percent of Class Represented by Amount in Row (9)

          0%

12. Type of Reporting Person

          PN














































                                5





CUSIP Number: 916 901 309

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Feirstein Capital Management, L.L.C.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          0

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          0


9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          0

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          0%

12. Type of Reporting Person

          CO

Item 1(a) Name of Issuer:  Uranium Resources, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          12750 Merit Drive, Suite 1020
          Dallas, TX 75251-3299

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Barry R. Feirstein
          Feirstein Partners, L.P.
          Feirstein Capital Management, L.L.C.
          767 Third Avenue
          28th Floor
          New York, NY 10017

          Mr. Feirstein - United States citizen

          Feirstein Partners, L.P. - Delaware limited partnership

          Feirstein Capital Management, L.L.C. - Delaware limited liability company

    (d) Title of Class of Securities: Common Stock, $.001 par value

    (e)   CUSIP Number: 916 901 309

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.  Ownership.

         (a) Amount Beneficially Owned: Barry R. Feirstein - 0;
             Feirstein Partners, L.P. and Feirstein Capital
             Management, L.L.C. - 0

         (b) Percent of Class: Barry R. Feirstein - 0%; Feirstein
             Partners, L.P. and Feirstein Capital Management,
             L.L.C. -0%

         (c) Barry R. Feirstein: 0 shares with power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 0 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Feirstein Partners, L.P. and Feirstein Capital Management, L.L.C.: 0 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 0 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         As of the date hereof the reporting person is no longer the beneficial owner of more than five percent of the Common Stock.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the Parent
         Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         FEIRSTEIN PARTNERS, L.P.

                         By: Feirstein Capital Management, L.L.C.
                             General Partner

                         By: /s/ Barry R. Feirstein
                             ______________________
                             Barry R. Feirstein
                             Managing Member


                         FEIRSTEIN CAPITAL MANAGEMENT, L.L.C.

                         By: /s/ Barry R. Feirstein
                             ______________________
                             Barry R. Feirstein
                             Managing Member

                         BARRY R. FEIRSTEIN

                             /s/ Barry R. Feirstein
                             ______________________

March  7, 2000
_____________
Date













                               11
00618001.BX0





                                                        Exhibit A





                         AGREEMENT

         The undersigned agree that this Amendment No. 2 to

Schedule 13G dated March 7, 2000 relating to the Common

Stock of Uranium Resources, Inc. shall be filed on behalf of the undersigned.


                        FEIRSTEIN PARTNERS, L.P.

                        By: Feirstein Capital Management, L.L.C.
                            General Partner

                        By: /s/ Barry R. Feirstein
                            ______________________
                            Barry R. Feirstein
                            Managing Member


                        FEIRSTEIN CAPITAL MANAGEMENT, L.L.C.

                        By: /s/ Barry R. Feirstein
                            ______________________
                            Barry R. Feirstein
                            Managing Member

                        BARRY R. FEIRSTEIN

                            /s/ Barry R. Feirstein
                            ______________________














00618001.BX0